Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM TO REQUEST REHEARING OF COURT OF APPEALS DECISION

NEW YORK, NY, March 16, 2015 -- Enzo Biochem Inc. (NYSE:ENZ) said today, acting upon advice of counsel, that it disagrees with the March 16, 2015 split 2-to-1 decision of the Court of Appeals sitting in panel for the Federal Circuit that reverses-in-part and vacates-in-part the judgment in Enzo’s favor that Applera Corp., now Life Technologies, Inc. (NASDAQ:LIFE), infringed Enzo’s patents covering pioneering technologies relating to compounds used in DNA sequencing systems to read the genetic code, and remands the case to the District Court as to whether the accused product infringes.

Counter to the District Court’s construction of the ‘767 patent as allowing for directly-detectable labels on nucleotides and polynucleotides, and counter to the jury’s verdict that the patent describes such labelling, the Court of Appeals, held such labelling excluded by claim 1 of that patent.

Enzo notes also that the Court’s partial vacatur and reversal of the judgment does not end the case, but remands the case back to the District Court to find whether the accused product infringes.

Enzo will request rehearing of that decision, both by the original panel and by the full en banc Court.  Enzo believes rehearing is warranted by the panel’s failure to give appropriate weight to fact findings, including facts found by the jury, consistent with a broader construction of the patent, as required by the Supreme Court’s recent decision in Teva Pharmaceuticals.

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About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2014. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For Enzo Biochem, Inc.

Steven Anreder	Michael Wachs
Anreder & Company	CEOcast, Inc.
212-532-3232	212-732-4300
steven.anreder@anreder.com or	mwachs@ceocast.com